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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
ACTIVISION, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3100 Ocean Park Boulevard
Santa Monica, California 90405

August 9, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Activision, Inc. The meeting will be held on Thursday, September 14, 2006, beginning at 9:00 a.m., local time, at The Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210.

Information about the meeting and the matters on which the Stockholders will act is included in the Notice of Annual Meeting of Stockholders and proxy statement that follow. Also included is a Proxy Card and postage paid return envelope.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, please complete and return your Proxy Card in the enclosed envelope as promptly as possible.

Sincerely,

Robert A. Kotick Chairman and Chief Executive Officer

Brian G. Kelly Co-Chairman

Michael Griffith President and Chief Executive Officer, Activision Publishing, Inc.

3100 Ocean Park Boulevard
Santa Monica, California 90405

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held September 14, 2006

To the Stockholders of Activision, Inc.:

The 2006 Annual Meeting of Stockholders of Activision, Inc. (the "Company") will be held at The Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210, on Thursday, September 14, 2006, at 9:00 a.m., local time, for the following purposes:

  1.
  To elect eight directors of the Company to hold office for one year terms and until their respective successors are duly elected and qualified.

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2007.

  3.
  To act upon one stockholder proposal.

  4.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are described more fully in the proxy statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on July 17, 2006, as the record date for determining the Stockholders entitled to receive notice of, and to vote at, the Annual Meeting.

STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE. IT IS IMPORTANT THAT YOUR PROXY CARD BE RETURNED PROMPTLY IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors

George L. Rose Secretary

August 9, 2006
Santa Monica, California

3100 Ocean Park Boulevard
Santa Monica, California 90405

PROXY STATEMENT
for the Annual Meeting of Stockholders to be held on September 14, 2006

GENERAL

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the "Board" or "Board of Directors") of Activision, Inc., a Delaware corporation (the "Company"), of proxies from the holders (the "Stockholders") of the Company's issued and outstanding shares of common stock, $.000001 par value per share. The proxies being solicited will be used at the Annual Meeting of Stockholders to be held on Thursday, September 14, 2006, at The Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210, at 9:00 a.m., local time, and at any adjournment or postponement of such meeting (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and enclosed proxy card are first being mailed to the Stockholders on or about August 9, 2006.

RECORD DATE AND QUORUM

Stockholders of record at the close of business on July 17, 2006 are entitled to notice of, and to vote at, the Annual Meeting. On the record date there were approximately 280,323,210 shares of common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote on each matter presented for action at the Annual Meeting. A majority of the outstanding shares of common stock must be present in person or by proxy at the Annual Meeting in order for a quorum to be present. Proxies representing abstentions and broker non-votes are included for purposes of determining whether a quorum is present at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

REQUIRED VOTES

In the election of directors (Proposal 1), you may vote either "for" each nominee or withhold your vote. The eight directors are elected by a plurality of the votes cast at the Annual Meeting. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Accordingly, shares not voted (whether by abstention, broker non-vote or otherwise) will have no effect on the voting outcome with respect to the election of directors.

Ratification of the selection of PricewaterhouseCoopers LLP (Proposal 2) and adoption of the stockholder proposal (Proposal 3) require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will have the same effect as votes against these proposals because they are treated as present and voting for purposes of determining the pool of votable shares, but do not contribute to the affirmative votes required to approve these proposals. Proxies that reflect broker non-votes will not be considered for the purpose of determining the votes for these proposals and will therefore have no effect on this vote.

Because the election of directors and the ratification of the Board's selection of PricewaterhouseCoopers LLP is considered a "routine" proposal, if you hold your shares in "street name" and do not give your broker or nominee instructions as to how to vote your shares with respect to this proposal, your broker or nominee will have discretionary authority to vote your shares under applicable rules. Because Proposal 3 is considered a "non routine" proposal, if you hold your shares in "street name" and do not give your broker or nominee instructions as to how to vote your shares with respect to this proposal, your broker or nominee will not have discretionary authority to vote your shares under applicable rules.

PROXIES

Whether or not you are able to attend the Annual Meeting, you are urged to complete, sign and return your proxy card. The common stock represented by all properly executed proxy cards received by the Company prior to the Annual Meeting, and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting as directed in the signed proxy. If no directions are specified, such proxies shall be voted FOR Proposals 1 and 2 and AGAINST Proposal 3 and in the best judgment of the proxy holders as to other matters that may properly come before the Annual Meeting. The Company does not know of any other business that may come before the Annual Meeting. Any Stockholder may revoke or change its proxy at any time before the proxy is voted at the Annual Meeting by (i) sending another properly executed proxy bearing a later date or a written notice of revocation of the proxy to the Secretary of the Company at the Company's principal executive offices, or (ii) voting in person at the Annual Meeting.

COSTS OF PROXY SOLICITATION

The Company will bear the entire cost of this proxy solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials sent by the Company to Stockholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding the proxy materials to such beneficial owners. In addition, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, personally or by telephone.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company currently has eight directors. The nominees named below were designated by the Board for election to serve until the Company's next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

Except where otherwise instructed, proxies solicited by this proxy statement will be voted for the election of each of the eight nominees listed below, all of whom are currently members of the Board. Each nominee has consented to be named in this proxy statement and to serve as a director if elected. However, if any nominee shall become unable to stand for election as a director at the Annual Meeting, an event not now anticipated by the Board, the proxy will be voted for a substitute designated by the Board or, if no substitute is selected by the Board prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. All directors serve for one year terms. There is no family relationship between any nominee and any other nominee or executive officer of the Company.

Nominees

All of the nominees have served as directors of the Company since the last annual meeting of stockholders. The names of the nominees and certain information about them (including their terms of service), are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since

Robert A. Kotick	43	Chairman and Chief Executive Officer of the Company	1991
Brian G. Kelly	43	Co-Chairman of the Company	1995
Ronald Doornink	52	Senior Advisor to the Company	2003
Robert J. Corti (1)	56	Chairman of the Board, Avon Products Foundation	2003
Barbara S. Isgur (1)(2)	64	Consultant	1991
Peter J. Nolan (2)	48	Managing Partner, Leonard Green & Partners, L.P.	2003
Robert J. Morgado (1)(2)(3)	63	Chairman, Maroley Media Group	1997
Richard Sarnoff (3)	47	Executive Vice President, Random House, Inc.	2005

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Corporate Governance Committee.

Mr. Kotick has been a director of the Company since February 1991 and has served as Chairman and Chief Executive Officer of the Company since that time. Mr. Kotick has been a member of the board of directors of Yahoo! Inc., an Internet content and service provider, since March 11, 2003.

Mr. Kelly has been a director of the Company since July 1995. He has served as Co-Chairman of the Company since October 1998. He previously served as President of the Company from July 1997 to October 1998 and Chief Operating Officer of the Company from July 1995 to October 1998. He also served as Chief Financial Officer of the Company from February 1991 until July 1997 and Secretary of the Company from May 1991 until

October 1997. Mr. Kelly holds a law degree from Fordham University School of Law School and a B.A. degree in accounting from Rutgers University and is a certified public accountant.

Mr. Doornink has served as a director of the Company since April 2003 and a Senior Advisor to the Company since December 31, 2005. He was President of the Company from 1998 until December 31, 2005. He was also Chairman of Activision Publishing, Inc., the Company's only direct operating subsidiary and the holding company for all other active subsidiaries, from June 15, 2005 until December 31, 2005 and was Chief Executive Officer of Activision Publishing, Inc. from March 28, 2002 through June 14, 2005. Mr. Doornink joined Activision in 1998 from ConAgra Foods, Inc. where, for three years, he served as President of the Hunt-Wesson snack food division. Prior to this, Mr. Doornink worked at the Procter & Gamble Company for 13 years. Mr. Doornink holds an M.B.A. degree from Columbia University and an undergraduate degree in economics from the Hogere Economische School of Arnhem in The Netherlands.

Mr. Corti has been a director of the Company since December 2003 and serves as chairperson of the Audit Committee. With more than 25 years experience at Avon, Mr. Corti currently serves as Chairman of the Board of the Avon Products Foundation and served as Avon Products Inc.'s Executive Vice President and Chief Financial Officer from 1998 until he retired as Chief Financial Officer in November 2005 and as Executive Vice President in March 2006. Mr. Corti joined Avon's tax department as a tax associate in 1976 and has held progressive financial leadership positions throughout his tenure at the company. In June 2006, Mr. Corti was elected to the Board of Directors of Bacardi Limited. He holds a B.A. degree in Accounting from Queens College and an M.B.A. degree in Taxation from St. John's University. Mr. Corti is a certified public accountant.

Ms. Isgur has been a director of the Company since February 1991. From 1993 until 1998, she was a Senior Vice President of Stratagem, an investment banking firm specializing in the software industry. Ms. Isgur also served as President of BSI Consulting from 1990 to 1993. She served as a Vice President of Needham & Co., a high technology investment banking firm, from 1989 to 1990. During 1988, Ms. Isgur served as a Vice President at Manufacturers Hanover Securities. From 1985 to 1988, she was a principal of D.H. Brown Associates. Ms. Isgur was a Vice President and microcomputer industry analyst at Paine Webber, Incorporated from 1981 to 1985.

Mr. Nolan has been a director of the Company since December 2003. Mr. Nolan is a managing partner of Leonard Green & Partners, L.P. Prior to becoming a partner at Leonard Green & Partners in 1997, Mr. Nolan was a Managing Director and Co-Head of Donaldson, Luftkin and Jenrette's Los Angeles Investment Banking Division since 1990. Prior to that, Mr. Nolan had been a First Vice President in corporate finance at Drexel Burnham Lambert since 1986. Before 1986, Mr. Nolan was a Vice President at Prudential Securities, Inc. where he had worked from 1982 to 1986, after working as an Associate at the Manufacturers Hanover Trust. He presently serves on the boards of directors of Rand McNally & Company, Inc. and FTD Group, Inc. and on the board of managers of AsianMedia Group LLC. Mr. Nolan is a graduate of Cornell University with a B.S. degree in Agricultural Economics and Finance. He received his M.B.A. degree from Cornell University.

Mr. Morgado has been a director of the Company since February 1997 and serves as chairperson of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Morgado is Chairman of Maroley Media Group, a media entertainment investment company he established in 1995. From 1985 to 1995, he was Chairman and Chief Executive Office of the Warner Music Group, Inc. Mr. Morgado serves on the Board of Directors of the Maui Arts & Cultural Center and New Milford Hospital in Connecticut. He is also a member of the Board of Managers of Nest Family Entertainment and Power Solutions Corp. Mr. Morgado holds a B.A. degree from Chaminade University of Honolulu and an M.P.A. degree from State University of New York.

Mr. Sarnoff has been a director of the Company since August 2005. Since 1998, Mr. Sarnoff has been Executive Vice President of Random House, Inc., the world's largest consumer publisher. He has also served as President of Random House Corporate Development Group since 2000 and President of Random House Ventures, L.L.C. since 1999. Mr. Sarnoff also serves as a member of the Supervisory Board of Bertelsmann AG, the parent company of Random House, Inc. and is the elected Chairman of the Bertelsmann Management Representative Committee. Since Mr. Sarnoff joined Random House's predecessor company, Bantam Doubleday Dell in 1987, he has held various positions including Director of Marketing for the Bantam Publishing Division, Vice President of Strategic Planning, and Senior Vice President and General Manager of the Diversified Publishing Group. Mr. Sarnoff also served as Chief Financial Officer of Bantam Doubleday Dell, and then was Chief Financial Officer of Random House, Inc., after the companies were combined. Mr. Sarnoff presently serves on the board of directors of The Princeton Review, Inc., Audible, Inc. and Oak Hill Capital Fund II. He holds a B.A. degree from Princeton University and an M.B.A. degree from Harvard Business School.

The Board recommends that you vote FOR the election
of each nominee for director.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board met seven times during the Company's fiscal year ended March 31, 2006. All directors who served on the Board during fiscal 2006 attended at least 75% of the meetings of the Board and of each committee on which they served during 2006.

The Board currently has three committees, each of which operates under a charter approved by the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

The members of the Audit Committee are Mr. Corti (Chairperson), Ms. Isgur and Mr. Morgado. The Board has determined that Mr. Corti, Ms. Isgur and Mr. Morgado each meets the independence requirements and the financial literacy standards of the NASDAQ, as well as the independence requirements of the applicable rules of the Securities and Exchange Commission ("SEC"). The Board has designated Mr. Corti as the Audit Committee's "financial expert" after determining that he meets the criteria for an "audit committee financial expert" as set forth in applicable SEC rules. The primary responsibilities of the Audit Committee are (i) to appoint, set the compensation for, and oversee the Company's independent registered public accounting firm; (ii) to review the Company's general policies and procedures with respect to audits and accounting and financial controls, the scope and results of the auditing engagement and the independence of the Company's independent registered public accounting firm; and (iii) to review and pass upon the terms of any proposed related party transactions. The Audit Committee meets at least quarterly, and each regular meeting includes a discussion with representatives from its independent registered public accounting firm focusing, among other things, on key accounting principles and internal controls. The Company's Audit Committee charter can be found on the Company's web site at http://www.activision.com/corpgov. The Audit Committee met five times during the fiscal year ended March 31, 2006.

The members of the Compensation Committee are Mr. Morgado (Chairperson), Ms. Isgur and Mr. Nolan, each of whom the Board has determined meets the applicable independence requirements. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy. The Compensation Committee also serves as the committee to administer the Company's incentive plans and employee stock purchase plans. The Compensation Committee's charter can be found on the Company's web site at http://www.activision.com/corpgov. The Compensation Committee consults frequently with senior management, acts regularly by written consent and met four times during the fiscal year ended March 31, 2006.

At present the members of the Nominating and Corporate Governance Committee are Messrs. Morgado (Chairperson) and Sarnoff, both of whom the Board has determined meet the applicable independence requirements. From April 1, 2005 through September 15, 2005, the members of the Nominating and Corporate Governance Committee were Messrs. Morgado, Henderson and Sarnoff (who joined the Committee effective August 1, 2005). The Nominating and Corporate Governance Committee assists the Board by recommending to the Board nominees for election to the Board, recommending to the Board director nominees for each committee and for the position of chairperson for each committee, actively seeking individuals to become board members, reviewing developments in corporate governance and recommending formal governance standards to the Board. The committee also facilitates periodic evaluations of Board and committee effectiveness. The Nominating and Corporate Governance Committee met four times during the fiscal year ended March 31, 2006. The Nominating and Corporate Governance Committee charter can be found on the Company's website at http://www.activision.com/corpgov.

CERTAIN CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Company's Board is currently, and will be following the 2006 Annual Meeting, comprised of five independent directors and three management directors, and independent directors have comprised a majority of the Board for over ten years. See "Director Independence" below. The Company complies with the NASDAQ's rules regarding Board composition and independent directors. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to Activision's management in the long-term interests of Activision and its Stockholders. The Board has established a regular meeting schedule calling for meetings at least every quarter. At least two of these meetings are to be held in person, and the others may be conducted by conference telephone or other similar equipment. The independent directors meet regularly in executive sessions without the management directors. Generally, written Board materials are distributed in advance of meetings and the Board schedules meetings with and presentations from senior level management on a regular basis.

Board Attendance at Annual Stockholders' Meeting

All directors are expected to attend the Company's Annual Stockholders' Meeting and all directors attended the 2005 Annual Meeting of Stockholders.

Director Independence

The Board assesses the independence of its members at least annually. The Board's assessment is based upon the listing standards of the NASDAQ, the federal securities laws and the regulations promulgated by the SEC thereunder, as well as the Company's Corporate Governance Principles and Policies.

As described elsewhere in this proxy statement, the Board has determined that all of its non-management directors are independent and that the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are currently composed entirely of independent directors in accordance with the applicable NASDAQ listing standards, SEC rules and, in the case of the Audit Committee, Section 10A of the Securities Exchange Act of 1934. Furthermore, the Board has determined that there are no interrelationships between the Compensation Committee and the boards of directors or committees of other companies.

Code of Ethics for Senior Executive and Senior Financial Officers

The Company has a Code of Ethics for Senior Executive and Senior Financial Officers, which applies to the Company's Chairman, Co-Chairman, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer and Controller and persons performing similar functions. A copy of the Company's Code of Ethics for Senior Executive and Senior Financial Officers is available both at the company's website at http://www.activision.com/corpgov and in print to any stockholder who requests it, in writing, to the Company's Corporate Secretary, Activision, Inc., 3100 Ocean Park Blvd., Santa Monica, CA 90405.

CRITERIA USED IN THE SELECTION OF DIRECTOR NOMINEES

As noted in the Board's Corporate Governance Principles and Policies, there are no specific criteria for the selection of nominees for director except to the extent required to meet applicable legal, regulatory and exchange requirements. As a general matter, the Board believes that candidates should show evidence of leadership in their particular field of business or expertise, have broad experience and the ability to exercise sound business judgment, have knowledge about the Company's business and be able to network in a way to promote the Company's interests.

In evaluating a candidate for director, the Nominating and Corporate Governance Committee considers, in addition to the criteria set forth in the Company's Corporate Governance Principles and Policies and such other criteria it determines to be appropriate under the circumstances, whether a candidate possesses the integrity, judgment, knowledge, experience, skills, expertise, and viewpoints that are likely to enhance the Board's ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties. When considering director nominees recommended by a stockholder, the Nominating and Corporate Governance Committee may also consider the factors described under "Stockholder Recommendation of Directors" set forth below.

The Nominating and Corporate Governance Committee has the authority to retain and terminate any search firm to help it identify director candidates and has the authority to approve such search firm's fees and other retention terms. The Nominating and Corporate Governance Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Before engaging a search firm or other external advisors, the Nominating and Corporate Governance Committee will consult with the Company's Chairman and the Co-Chairman. The Company has in the past engaged, and will continue to engage in the future, third-party search firms to assist with the identification and evaluation of potential candidates for director.

Stockholder Recommendation of Directors

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. In addition to all of the factors that the Committee may consider when proposing director nominees to the Board, when considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee may also take into consideration the number of shares of the Company's common stock held by the recommending stockholder, the length of time that such shares have been held and the relationship, if any, between the recommending stockholder and the proposed director nominee.

To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

  •
  name and address of the stockholder and evidence of the person's ownership of Company stock, including the number of shares beneficially owned and the length of time of ownership;

  •
  name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company, and the person's consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board;

  •
  representation that the stockholder is entitled to vote at the annual meeting at which directors will be elected, and that the stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; and

  •
  description of any arrangements or understandings between the stockholder and such nominee and any other persons (including their names), pursuant to which the nomination is made.

The stockholder recommendation and information described above must be sent to the Company's Corporate Secretary at Activision, Inc., 3100 Ocean Park Blvd., Suite 1000, Santa Monica, CA 90405, and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of Stockholders.

STOCKHOLDER COMMUNICATIONS WITH BOARD OF DIRECTORS

To communicate directly with the Board, the non-management directors, or any of the committees of the Board, individually or as a group, stockholders of record may send written correspondence addressed to such director or directors in care of Activision, Inc., 3100 Ocean Park Blvd., Suite 1000, Santa Monica, CA 90405, Attn: Corporate Secretary.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to one or more of our directors. Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for the Board will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed. Communications to the Board, the non-management directors, or to any individual director that relate to the Company's accounting, internal accounting controls, or auditing matters will be referred to the Chairperson of the Audit Committee.

CORPORATE GOVERNANCE INITIATIVES IN FISCAL YEAR 2006

Over the past year, the Board has continued to refine and improve Activision's governance. As in past years, the Nominating and Corporate Governance Committee organized an extensive detailed self-evaluation process for the Board and each committee. The Chairman of the Nominating and Corporate Governance Committee also facilitated a discussion and examination of all aspects of how the Board functions, including meeting effectiveness, director involvement and development; retention and receipt of stockholder communications; committee governance, effectiveness and composition, including Board and committee assessment of each committee; stockholder nomination of potential director candidates; Board size, composition and independence; and calendar and attendance.

As in previous years, the Nominating and Corporate Governance Committee continues to be actively engaged in a search for an additional independent director matching the criteria determined by the Board. In addition, in light of the Board's central role in seeking out, developing and retaining a strong management team to operate the Company, the Board has been actively engaged with management in succession planning matters to ensure continuity of management. Our Compensation Committee has reinforced the need to maintain a thorough succession plan by devoting a portion of the bonuses of certain of the Company's senior executives to the development of an acceptable succession plan and the establishment of a deep and talented pool of executives to deploy within the operations of the Company.

The Board strongly believes that it is important for the Company not only to comply with all current regulatory and legislative requirements, but also to adopt and abide by high standards in its governance structure and activities. Therefore, the Board will continue to review all new proposals announced by Congress, the SEC and the NASDAQ and intends to be proactive in addressing such rules and regulations. Furthermore, in fiscal 2006 the Board created a "Compliance Officer" position, the purpose of which is to develop, enhance and maintain a corporate governance program, and appointed Greg Deutsch to this position.

EXECUTIVE OFFICERS

None of the executive officers of the Company is related to any other executive officer or to any director, and each holds office at the discretion of the Board and subject to the terms of each executive officer's employment agreement. As of July 25, 2006, the executive officers of the Company were as set forth below.

Executive Officers

Robert A. Kotick, 43, has been a director of the Company since 1991 and Chairman and Chief Executive Officer of the Company since February 1991. Biographical information regarding Mr. Kotick is set forth under "Proposal 1—Election of Directors—Nominees."

Brian G. Kelly, 43, has been a director of the Company since 1995 and Co-Chairman of the Company since October 1998. Biographical information regarding Mr. Kelly is set forth under "Proposal 1—Election of Directors—Nominees."

Michael J. Griffith, 49, has been President and Chief Executive Officer of Activision Publishing, Inc. and Principal Executive Officer of Activision, Inc. since June 15, 2005. From 1981 to 2005 he was employed by Procter & Gamble and served in a number of executive level positions. Most recently, from 2002, he served as President of Procter & Gamble's Global Beverage Division. From 1999 through 2002, Mr. Griffith served as Vice President,

Coffee Products, and from 1997 to 1999, he served as Vice President and General Manager of Fabric & Home Care—NEA and Fabric & Home Care Strategic Planning—Asia for Procter & Gamble Asia. He also served in Procter & Gamble's Japan division. Mr. Griffith received a B.A. degree from Albion College and an M.B.A. degree from the University of Michigan.

Thomas Tippl, 39, has been Chief Financial Officer of Activision Publishing, Inc. and Principal Financial and Accounting Officer of Activision, Inc., since April 1, 2006. Mr. Tippl joined the Company in October 2005 in order to transition to his position as Chief Financial Officer. Prior to joining Activision Publishing, from 2004 through 2005, Mr. Tippl was Head of Investor Relations and Shareholder Services at Procter & Gamble. From 2001 to 2003, he served as Finance Director of Procter & Gamble Babycare Europe and a member of the Fater Italy Joint Venture Board of Directors. From 1999 to 2001, Mr. Tippl co-founded Procter & Gamble's Equity Venture Fund and served as Associate Director of Acquisitions and Divestitures. Mr. Tippl graduated with a Masters degree in Economics & Social Sciences from the Vienna University of Economics and Business Administration.

George L. Rose, 45, has been Senior Vice President, General Counsel and Secretary since April 2000. Mr. Rose joined Activision in July 1995 and has held various positions of responsibility within the Business and Legal Affairs Department. Prior to joining Activision, Mr. Rose was in private practice in Los Angeles since 1986. Mr. Rose received his law degree from Harvard Law School and completed his undergraduate education at the University of Michigan.

Michael J. Rowe, 45, has been Executive Vice President, Human Resources since August 1999. Mr. Rowe joined Activision from Disney Consumer Products where he served as Vice President, Human Resources—North America from January 1998 to July 1999, where he led more than 50 human resource professionals. From 1987 to 1997, Mr. Rowe worked at Pepsico, Inc., where he served in various human resources leadership roles including as Vice President of the Taco Bell and Pepsi Cola divisions. Prior to this, Mr. Rowe was employed at General Motors' corporate headquarters. He holds a B.A. in economics from the University of Michigan and a Masters in industrial and labor relations from Cornell University.

Robin Kaminsky, 40, has been Executive Vice President, Publishing since June 5, 2006. Ms. Kaminsky joined the Company in May 2005 when she served as Head of Global Brand Management. Ms. Kaminsky has held management and marketing executive positions at PepsiCo, CocaCola, Revlon, Johnson & Johnson and D'Arcy Masius Benton & Bowles. From December 1997, Ms. Kaminsky was employed in various marketing executive roles within PepsiCo, most recently as Vice President, National Promotions and Customer Marketing, from April 2003 until April 2005. Ms. Kaminsky holds her B.A. from the University of North Carolina at Chapel Hill.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of June 20, 2006 (unless otherwise noted), with respect to the beneficial ownership of the Company's common stock by: (i) each Stockholder known by the Company to be the beneficial owner of more than 5% of the Company's common stock; (ii) each director and each nominee for election as director; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all executive officers and directors as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by him or her.

	Shares Beneficially Owned
Beneficial Owner	Number Owned	Right to Acquire (1)	Percent of Outstanding Shares (2)

Robert A. Kotick (3)	4,529,661	8,182,578	4.4%
Brian G. Kelly (4)	1,628,988	7,964,935	3.3%
Ronald Doornink (5)	176,056	1,865,926	*
Michael J. Griffith (6)	155,763	93,334	*
George L. Rose	—	135,653	*
Michael J. Rowe	12,000	307,326	*
Robin Kaminsky	—	53,334	*
Charles J. Huebner (7)	15,640	66,667	*
William J. Chardavoyne (8)	67,923	5,926	*
Kathy Vrabeck (9)(10)	28,611	—	*
Robert J. Corti, director (11)	12,000	100,835	*
Barbara S. Isgur, director	4,000	201,948	*
Robert J. Morgado, director	60,666	436,396	*
Peter J. Nolan, director	46,666	100,835	*
Richard Sarnoff, director	—	24,167	*
Goldman Sachs Asset Management L.P. (12)	30,155,127	—	10.8%
FMR Corp. (13)	20,073,983	—	7.2
All directors and executive officers as a group (12 persons)	6,625,800	19,467,267	8.7%

*Percent of class less than 1%.

(1)
Shares of common stock that can be acquired within 60 days through the exercise of options or warrants.

(2)
The outstanding shares was computed based on 280,288,565 shares of the Company's common stock outstanding as of June 20, 2006 and, (i) in each individual's case, the number of shares of the Company's common stock issuable upon the exercise of the warrants or options exercisable within 60 days held by such individual, but does not include the number of shares of common stock issuable upon the exercise of any other outstanding director or employee warrants or options and, (ii) in the case of all directors and executive officers as a Group, the number of shares of the Company's common stock issuable upon the exercise of warrants or options exercisable within 60 days held by all such individuals.

(3)
Includes 112,442 shares owned directly by Delmonte Investments, L.L.C., of which Mr. Kotick is a controlling person. Does not include options to purchase 517,840 shares of common stock transferred by Mr. Kotick to an irrevocable trust for the benefit of his minor children with respect to which Mr. Kotick disclaims beneficial ownership.

(4)
Includes 112,442 shares owned directly by Delmonte Investments, L.L.C., of which Mr. Kelly is a controlling person.

(5)
These shares are held by the Ronald Doornink Martha Doornink TTEE U/A/D 12-17-1996 FBO Doornink Rev Living Trust.

(6)
Shares owned represent a restricted stock grant that vests ratably over three years commencing on June 30, 2008.

(7)
Mr. Huebner had been Head of Worldwide Studios of Activision Publishing, Inc. until June 5, 2006, when his position was restructured and consolidated under Robin Kaminsky, in her position as Executive Vice President, Publishing.

(8)
On December 31, 2005, Mr. Chardavoyne resigned as Executive Vice President and Chief Financial Officer of the Company, after which, Mr. Chardavoyne continued as an employee of Activision Publishing, Inc. until May 26, 2006.

(9)
Includes 12,000 shares owned by Ms. Vrabeck's spouse.

(10)
On September 2, 2005, Ms. Vrabeck resigned as President of the Activision Publishing division of the Company, after which, Ms. Vrabeck continued as an employee of Activision Publishing, Inc. until April 1, 2006.

(11)
These shares are held jointly with Mr. Corti's spouse.

(12)
Goldman Sachs Asset Management L.P. has sole voting power over 27,152,504 shares of common stock and sole dispositive power over 30,155,127 shares of common stock as of June 30, 3006. This information is based upon a Schedule 13G publicly filed by Goldman Sachs on July 10, 2006. The address for Goldman Sachs Asset Management is 32 Old Slip, New York, New York 10005.

(13)
FMR Corp. has sole voting power over 3,877,173 shares of common stock and sole dispositive power over 20,073,983 shares of common stock. The information is based on a Schedule 13G publicly filed by FMR Corp. on March 10, 2006. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

COMMON SHARE PRICE PERFORMANCE GRAPH

The graph below compares the Company's cumulative total stockholder return on its common stock for the period from March 31, 2001 through March 31, 2006, with the total cumulative return of the NASDAQ Market Index and RDG Technology Composite Index over the same period.

The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of the Company's common stock.

The graph below shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

*
$100 invested on 3/31/01 in stock or index–
including reinvestment of dividends.
Fiscal year ending March 31.

COMPENSATION

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Mr. Morgado (Chairman), Ms. Isgur and Mr. Nolan, none of whom is, or has been, an officer or employee of the Company. None of the members of the Compensation Committee during fiscal 2006 (i) had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of related party transactions, and (ii) was an executive officer of a company of which an executive officer of the Company is a director. The Board has determined that each of Mr. Morgado, Ms. Isgur and Mr. Nolan meets the applicable definition of "independent" in the current rules of the NASDAQ Stock Market.

Director Compensation

General.    Non-employee directors of Activision, Inc. receive a mix of compensation, which includes an annual cash retainer, stock options and specific fees for services rendered. These specific fees are identified and listed in the table below. In addition to the compensation listed in the table, non-employee directors are reimbursed for expenses incurred in attending Board, committee and stockholder meetings. Messrs. Kotick, Kelly and Doornink are officers and employees of the Company and do not receive any additional compensation for their Board activities. Mr. Doornink, during the period he served as an officer of the Company, did not receive any additional compensation by reason of his services as a director. In connection with his transition from President to Senior Advisor, Mr. Doornink received an option grant of 30,000 shares comparable to grants made to newly elected directors.

The Company believes that directors should be familiar with the Company's intellectual properties and those of its competitors. From time to time, the Company provides directors with representative samples of the Company's software, third-party console platforms and competitive products. The Board and the Compensation Committee believe that receiving these products serve a business purpose by familiarizing directors with the Company's products, its intellectual properties, and the current competitive marketplace for videogame software.

The Company maintains a directors' and officers' insurance policy which insures the directors of the Company from any claim arising out of an alleged wrongful act by such persons in their capacity as directors of the Company. In addition, the Company has entered into indemnification agreements with its directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors, provided that the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action, suit or proceeding, provided further that he or she had no reasonable cause to believe that his or her conduct was unlawful). The indemnification agreements also require the Company to advance expenses incurred by directors as a result of any proceeding against them as to which they could be indemnified. The Company believes that these agreements are necessary to attract and retain qualified persons as directors.

Set forth below is a table summarizing cash and equity compensation that the Company pays to its non-employee directors.

Cash Compensation for Directors
Annual Retainer	$45,000
For Each Board Meeting	$1,500
For Each Telephone Board Meeting	$1,000
For Each Committee Meeting	$1,000
For Each Telephone Committee Meeting	$750
For Serving as Chairman of the Audit Committee	$20,000
For Serving as Chairman of the Compensation Committee	$20,000
For Serving as Chairman of the Nominating and Corporate Governance Committee	$10,000
Per Day for Special Assignments	$1,000
For Serving as an Audit Committee Member	$5,000
Equity Compensation for Directors
Annual Stock Option Grant upon Re-election to the Board	12,500
Initial Stock Option Grant upon Appointment or Election to the Board	30,000

Alignment with Stockholders' Interests.    Activision's compensation plan for non-employee directors is closely linked with its stockholders' interests through the grant of stock options and the promulgation of stock ownership and retention guidelines. Upon the earlier of a non-employee director's initial appointment or election to the Board, such director receives a grant of options to purchase 30,000 shares of Company common stock; at each subsequent re-election, a non-employee director receives options to purchase 12,500 shares of Company common stock for service to the Company. These options vest ratably every six months over a two-year period. These are only guidelines, and the Board retains discretion to make grants outside of such guidelines as it deems appropriate and to otherwise change the guidelines from time to time.

In addition to the option programs, each non-employee director is required, within four years of such non-employee director's first election to the Board, to own shares of Company common stock having a value of at least three years' annual retainer for service on the Board. Non-employee directors are subject to these guidelines for as long as they continue to serve on the Board. In the event that any director is not re-elected to the Board or voluntarily retires from the Board, such director would continue to be governed by the guidelines for a period of six months after he or she leaves the Board. The Board's policies in this area are intended to foster the identity of interests between service as a director of Activision and the enhancement of stockholder value.

Plan Benefits    As discussed above, our non-employee directors are entitled to receive an annual grant of 12,500 options. The following table sets forth the number of shares of our common stock underlying options that will be automatically awarded to our non-employee directors assuming that all nominees are re-elected at the Annual Meeting.

2003 Equity Incentive Plan Benefits Table

Name and Position (1)	Dollar Value ($)	Shares

All Current Directors Who Are Not Employees, as a Group (5 Persons) (2)	(3)	62,500

(1)
Because awards that might be made under the Plan to our executive officers and non-executive employees will depend on the discretionary actions of the Compensation Committee and the fair market value of our common stock at various future dates, it is not currently possible to determine the benefits that might be received by these persons.

(2)
Assumes all five of our non-employee directors who are nominated for re-election are re-elected at the Annual Meeting.

(3)
The dollar value of awards is based on the fair market value of our common stock on the date of grant, and is not determinable as of the mailing date of this proxy statement.

Compensation Committee Report on Executive Compensation

The Compensation Committee is responsible for administering the Company's stock option and incentive plans and the Company's employee stock purchase plans. In September 2002, the Board adopted a formal charter that describes these responsibilities and provides that all members of the Compensation Committee must be independent, as defined in applicable regulations and listing standards.

In addition to its administration of the Company's equity incentive plans, the Compensation Committee reviews and approves the compensation policies that are specifically applicable to senior executives of the Company and establishes the compensation guidelines which govern all other Company employees. Towards this end, the Compensation Committee is responsible for:

  •
  reviewing and approving the compensation of the following senior officers of the Company: the Chairman, the Co-Chairman, the President of Activision Publishing, Inc, and all Company executives that report directly to the President of Activision Publishing, Inc.;

  •
  exercising oversight of compensation practices that affect all employees; and

  •
  setting the annual guidelines for salary administration, merit awards and option grants.

The Compensation Committee reports regularly to the Board on its actions and recommendations.

Activision's Compensation Philosophy and Objectives

The Compensation Committee is guided by the following key principles in determining the compensation programs for the Company's executives and other employees:

  •
  Competitive Requirements.    Compensation should reflect the competitive marketplace so that the Company can attract, retain and motivate talented individuals. Because the Company has grown rapidly in size and reputation and now has sizeable staffing needs, the Compensation Committee is acutely sensitive to marketplace conditions as it shapes compensation policies to support the Company's business expansion strategy.

  •
  Alignment with Stockholders' Interests.    Compensation should be substantially aligned with the interests of the Company's stockholders. A significant component of executive compensation should be tied to the Company's success in delivering stockholder value. In accord with this objective, the Committee uses (a) stock options and (b) annual bonus metrics that heavily value delivery of and improvement in operating earnings in determining the bonus opportunity for senior executives. The Committee may in the future use other forms of long-term equity compensation in lieu of or in addition to stock options.

  •
  Accoutability for Achieving Clearly Defined Business Goals.    Executives should be held accountable for achieving clearly defined business performance goals. The Company's compensation plans annually measure the performance of executives in reaching or exceeding these goals. These goals may be expressed in financial terms and/or other objectively framed metrics that are communicated throughout the organization as a guide to performance expectations.

  •
  Accountability for Achieving Individual Goals.    In addition to business performance goals, executive compensation should also encourage and reward individual leadership in areas that are more qualitative in nature. Individualized goals are intended to foster professionalism, build loyalty and respect for the Company and its products, and encourage creative leadership. These goals may be defined, for example, as improvements to the Company's business reputation, implementation of constructive management succession plans throughout the Company, enhancement of professional development, improvements to the Company's internal and external communications, demonstration of industry leadership in terms of the quality, creativity and acclaim of its products.

  •
  Exercise of Independence.    The Compensation Committee is composed of independent directors, who rely on both internally generated information as well as externally developed data sources and expertise. The Compensation Committee believes that effective oversight in this area is best achieved by engaging, on a collaborative basis, the Company's senior management in formulating compensation plans. The Compensation Committee ultimately exercises its independent judgment on how to apply the guiding philosophical principles and objectives in developing, establishing and, most importantly, balancing the elements of the Company's executive compensation program.

Elements of Activision's Compensation Program

The Company's executive compensation program incorporates the following components:

  •
  An annual base salary.    The annual base salary of senior officers of the Corporation is principally dictated by contractual arrangements that the Compensation Committee approved. The Compensation Committee examines peer companies and uses annual salary surveys to assure that the Company's base salaries are set at appropriate levels to reward, retain and attract talented individuals.

  •
  A performance-based annual bonus.    Annual bonuses are based on the achievement of financial, business and individual goals that are established at the start of each fiscal year.

  •
  Long-term incentive and equity grants.    Generally, these awards consist of stock options that are intended (a) to retain talented employees and (b) to tie a significant component of compensation to a longer-term reward system that is also aligned with our stockholders' interests. For senior executives, grants are normally awarded as part of a contractual agreement that are intended to secure long-term commitments to the Company's multi-year business growth strategy. For other talented individuals, the Committee fixes annual grants by setting parameters that are based on an individual's position within the organization.

Each year, the Compensation Committee reviews the mix of these elements as part of its oversight of the Company's compensation program for executives. Over the last several years the Company has grown and as a result, the pay mix has changed to better reflect the Company's current organizational maturity, its position in the video game sector and the competitive requirements of the marketplace. Although stock option grants are and will continue to be a powerful compensation tool, the Company has gradually shifted the balance of its compensation from equity awards towards performance-based cash compensation rewards. Because the latter prominently weighs earnings per share results and other financial metrics, the alignment between our executives' interests and our stockholders' interests is effectively maintained.

Compensation Committee Philosophy on Option Grants

The Compensation Committee first sets its annual grant guidelines at a company-wide compensation review meeting generally held in February. Final guidelines for the Company's middle managers and any specific grants for senior managers, when warranted, are approved by the Compensation Committee at its fiscal year-end review meeting typically scheduled in late April or at follow-up meetings in May and June. These Compensation Committee meetings and their respective agendas are established well in advance and are also sequenced to coordinate with the Board's review and approval of the Company's annual operating plan. In addition to the annual grant program for the Company's managers, the Compensation Committee's practice recently has been to substitute annual option grants to the Company's Co-Chairmen in lieu of cash payments for their earned annual bonuses. This substitution has tied to an even greater degree Messrs Kotick and Kelly's compensation to the achievement of enhanced shareholder values. Accordingly, these substitution grants are approved by the Compensation Committee only after the final year-end results are available.

In addition to the annual grant process, the Compensation Committee may award options to any senior executives in connection with new or extended contractual agreements. The timing of these awards necessarily are a function of the contractual process and are granted expressly for the purpose of (a) incentivizing senior managers over the long term, (b) aligning part of their compensation to improved stockholder values and (c) seeking stability in the Company's senior management.

Review of Fiscal Year 2006

As in prior years, for fiscal year 2006, the Compensation Committee reviewed the compensation for the Company's senior executives against the compensation provided to executives in comparable positions at peer companies. The Committee believes that this analysis assists the Compensation Committee and the Board in validating current compensation policies that promote the Company's executive retention goals, ensure the proper motivation of the senior leadership of the Company, and aid recruitment of talented individuals. As the Company pursues an aggressive business strategy, its reputation as a leader in the industry, combined with favorable notice of a healthy work environment and a highly motivated work force, are critical foundations for attracting the talent essential to achieving the Company's ambitious growth plans.

In evaluating the Company's performance and each individual executive's fiscal 2006 performance, the Compensation Committee determined that the Company and its executives met some but not all of the goals that were established for the year. For fiscal year 2006, Activision reported record consolidated net revenues of $1,468 million. The consolidated operating income for fiscal year 2006 was $18 million, which was substantially below the Company's operating plan expectations. At the same time, the Company generated significant positive cash flow from operations and financing activities. Its balance sheet indicates a healthy liquidity and cash and short-term investments balance of $945 million, which represents a 12% increase from the year ended March 31, 2005.

In addition, in establishing bonus payments for the executive officers, these financial results were also reviewed against the backdrop of the Company's other significant achievement during fiscal 2006. For example:

  •
  The Company strengthened and broadened its franchises and intellectual property base, both of which are the enablers for future streams of revenues.

  •
  The Company has added to its studio strength and diversity through deliberate acquisitions and through the renewal of its relationships with key developers.

  •
  The Company delivered the number 1 selling X-Box 360 game for fiscal year 2006 and had the number 1 new intellectual property in the marketplace.

Because a significant portion of the bonus criteria is tied to the operating performance, bonuses for the 2006 fiscal year were significantly lower than the bonuses for the 2005 fiscal year.

The Annual Bonus for the Chairman and Co-Chairman

The Compensation Committee believes that the Chairman and Co-Chairman's annual bonus should be clearly linked to the Company's financial performance. In determining and approving Messrs. Kotick and Kelly's fiscal year 2006 bonus, the Committee used a formula that defined the target bonus by specific objectives. The formula is heavily weighted towards the creation of stockholder value, with over 70% of the bonus opportunity dependent upon a significant improvement in the earnings per share (EPS) and the optimization of the Company's capital and cash position. The remainder of Messrs. Kotick and Kelly's bonus opportunity was determined by performances related to individual goals, including succession planning; renewing current strategic IP licenses; expanding franchise development; and improving the reputation of the Company among investors and other interested parties. Because of the significant shortfall in the EPS component, these measurements generated a bonus that equated to 20% of the bonus opportunity that was identified at the beginning of the year.

As has been the case in previous years, the Compensation Committee determined that Mr. Kotick and Mr. Kelly will receive their bonuses in stock option equivalents in place of a current cash payment. For 2006, Messrs. Kotick and Kelly have each been awarded 41,682 options, based on a binomial value of the Company's options as calculated by the Compensation Committee's outside experts. This value is then reduced by 20%, representing the discounted value based on the fact that the granted options are restricted from being exercised for 24 months even though Messrs. Kotick's and Kelly's annual bonuses were currently earned.

Annual Bonus for Other Senior Executives

The Compensation Committee established the fiscal year 2006 bonuses for other senior executives in a similar manner as for the Chairman and Co-Chairman. The Compensation Committee reviewed the financial performance of the Company and weighed the individual performance of each executive against pre-established goals for the year. In light of their and the Company's performance as measured against the goals, the Company's senior executives were awarded fiscal year 2006 annual cash bonuses, as set forth in the Summary Compensation Table included in this proxy statement. As a group, the bonuses reflect the overall financial performance of the Company for fiscal year 2006 and the individual accomplishments of each executive during fiscal year 2006 and were significantly lower than 2005 levels.

2006 Stock Based Grants

Stock option grants continue to be an important aspect of compensation because in the view of the Compensation Committee, they align the interests of the recipient with stockholder interest. The Compensation Committee also believes that, properly structured, options place a premium on loyalty to the Company, foster the retention of key executives and emphasize a long-term perspective. However, in recent years, other than grants in connection with new hires at senior positions, the amounts awarded have been gradually reduced to modify their dilutive characteristics and to seek to comport with Institutional Shareholder Service's guidelines and to adjust for potential future stock option expensing requirements. For fiscal year 2006, the Compensation Committee limited aggregate grants to no more than three percent of the total shares outstanding. As a result, the Company has reduced the annual dilutive impact of its stock-based compensation program and, combined with its enhanced operating position, is now better positioned to implement stock option expensing requirements, as and when required.

Stock Ownership and Retention Guidelines

Recently, the Compensation Committee recommended and the Board adopted new guidelines with respect to stock ownership by newly hired senior executives. Every newly hired senior executive must acquire and maintain shares of Activision stock or stock options, that have total value of at least 1.5 times the annual base salary of such executive. For newly appointed officers of the Company, the guidelines provide a two-year period to reach the minimum stock ownership requirement.

Section 162(m) Considerations

In structuring compensation programs and in awarding bonuses, the Compensation Committee considers the potential impact of Section 162(m) of the Code, adopted under the Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year paid to its chief executive officer or any of its four other highest paid officers unless (i) the compensation is payable solely on account of the attainment of performance goals, (ii) the performance goals are determined by a committee of two or more outside directors, (iii) the material terms under which compensation is to be paid are disclosed to and approved by stockholders, and (iv) the committee certifies that the performance goals were met.

As discussed above, the Company's executive compensation program incorporates three components: an annual base salary, a performance-based annual bonus, and long-term incentive and equity grants. None of the Company's executives' salaries exceed $1.0 million, and the Company may therefore deduct the full amount of each executive's salary in any taxable year. With respect to the performance-based annual bonuses, the Compensation Committee has structured annual cash bonuses to executives so that they are based on the achievement of annual performance goals in order to qualify for tax deductibility without regard to the Section 162(m) limitations. With respect to long-term incentive and equity grants, the Compensation Committee has determined, in light of the competitive environment in which the Company operates, that stock options or other equity-based compensation are necessary to attract and retain the best executives, whether or not the option exercises result in expenses that are fully deductible under Section 162(m).

COMPENSATION COMMITTEE Robert J. Morgado, Chairperson Barbara S. Isgur Peter J. Nolan

COMPENSATION OF EXECUTIVES

The following table sets forth certain information with respect to the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended March 31, 2006, 2005 and 2004, of those persons who were at March 31, 2006 (i) the Chief Executive Officers of the Company and of Activision Publishing, Inc., the Company's operating subsidiary and (ii) the Company's four other most highly compensated executive officers whose salary and bonus exceeded $100,000. The table also includes information with regard to compensation of the Co-Chairman due to his length of service with the Company and senior level position and certain other persons who were executive officers during the fiscal year. All such persons are collectively referred to as the "Named Executives."

Summary Compensation Table

								Long-Term Compensation
		Annual Compensation
								Securities Underlying Options (#) (24)	Restricted Stock Award(s) ($) (25)
Name and Principal Position	Fiscal Year					Other Compensation ($)
		Salary ($)		Bonus ($)

Robert A. Kotick Chairman, Chief Executive Officer and Director	2006 2005 2004	724,730 494,134 474,169	(1) (2)	– – –	(3) (4) (5)	10,289 7,778 9,076	(6)	41,682 339,687 1,275,235	– – –
Brian G. Kelly Co-Chairman and Director	2006 2005 2004	724,730 494,134 474,169	(1) (2)	– –	(3) (4) (5)	7,692 5,990 6,788	(7)	41,682 339,687 1,275,235	– – –
Michael J. Griffith President and Chief Executive Officer, Activision Publishing, Inc. (8)	2006 2005 2004	475,000 – –		100,000 – –		227,136 – –	(9)	1,333,334 – –	2,000,000 – –	(10)
Ronald Doornink Senior Advisor and Director (11)	2006 2005 2004	513,960 550,000 467,500		121,000 557,000 385,056		20,653 36,472 53,405	(12)	– 88,889 –	– – –
George L. Rose Senior Vice President and General Counsel	2006 2005 2004	330,000 300,000 260,000		62,370 148,500 100,320		3,562 5,281 13,310	(13)	– 66,667 53,333	– – –
Michael J. Rowe Executive Vice President, Human Resources	2006 2005 2004	365,000 350,000 305,000		64,058 211,680 190,061		4,059 5,284 3,812	(14)	– 240,000 88,000	– – –
Robin Kaminsky Executive Vice President, Activision Publishing, Inc.	2006 2005 2004	320,833 – –		287,058 – –	(15)	288,456 – –	(16)	266,667 – –	– – –
Charles J. Huebner Head of Worldwide Studios (17)	2006 2005 2004	371,875 – –		143,245 – –	(18)	147,868 – –	(19)	333,333 – –	– – –
William J. Chardavoyne Executive Vice President and Chief Financial Officer (20)	2006 2005 2004	380,000 365,000 345,000		34,200 197,648 226,372		11,648 19,327 5,171	(21)	26,667 – 88,000	– – –
Kathy Vrabeck President, Activision Publishing Division (22)	2006 2005 2004	515,000 500,000 420,833		193,125 423,750 376,700		17,363 15,112 32,703	(23)	– – 666,667	– – –

(1)
Represents salary paid between April 1, 2004 and December 31, 2004. Mr. Kotick and Mr. Kelly each elected to forego their salary in the amount of $164,711 for the period from January 1, 2005 through March 31, 2005.

(2)
Represents salary paid between April 1, 2003 and January 15, 2004. Mr. Kotick and Mr. Kelly elected to forego their salary in the amount of $124,781 for the period from January 16, 2004 through March 31, 2004.

(3)
Mr. Kotick's and Mr. Kelly's bonuses were paid in the form of options to purchase common stock. On April 21, 2006, each was granted options to purchase 41,682 shares of the Company's common stock which are included in the column "Securities Underlying Options." Messrs. Kotick and Kelly received the 2006 fiscal year bonus because they achieved specific performance goals fixed by the Compensation Committee at the beginning of the fiscal year.

(4)
Mr. Kotick's and Mr. Kelly's bonuses were paid in the form of options to purchase common stock. On June 20, 2005, each was granted options to purchase 339,687 shares of the Company's common stock which are included in the column "Securities Underlying Options." Messrs. Kotick and Kelly received the 2005 fiscal year bonus because they achieved specific performance goals fixed by the Compensation Committee at the beginning of the fiscal year.

(5)
Mr. Kotick's and Mr. Kelly's bonuses were paid in the form of options to purchase common stock. On April 29, 2004, each was granted options to purchase 675,235 shares of the Company's common stock which are included in the column "Securities Underlying Options." Messrs. Kotick and Kelly received the 2004 fiscal year bonus because they achieved specific performance goals fixed by the Compensation Committee at the beginning of the year.

(6)
Represents the Company's contribution of $5,309 to Mr. Kotick's 401(k) plan and $4,980 of life insurance premiums paid by the Company for the benefit of Mr. Kotick.

(7)
Represents the Company's contribution of $4,472 to Mr. Kelly's 401(k) plan and $3,220 of life insurance premiums paid by the Company for the benefit of Mr. Kelly.

(8)
Mr. Griffith was appointed President and Chief Executive Officer of Activision Publishing, Inc. on June 15, 2005.

(9)
Represents the Company's contribution of $4,461 to Mr. Griffith's 401(k) plan, $9,431 of life insurance premiums paid by the Company for the benefit of Mr. Griffith, $99,299 of relocation costs paid by the Company for the benefit of Mr. Griffith, and $113,945 in mortgage allowance paid to Mr. Griffith.

(10)
Represents the value of unvested restricted shares granted to Mr. Griffith on June 15, 2005 calculated by multiplying the low price of Activision common stock on the date of grant, which was $12.84, by the number of restricted stock units granted to Mr. Griffith. On June 15, 2005, Mr. Griffith was granted an award of 155,763 restricted stock units. The award will vest ratably over the third, fourth, and fifth years with one third of the amount vesting at June 30, 2008, on third of the award June 30, 2009, and one third of the award vesting at June 30, 2010.

(11)
Prior to June 15, 2005, Mr. Doornink served as President and Chief Executive Officer of Activision Publishing, Inc. From June 15, 2005 through December 31, 2005, Mr. Doornink served as the Chairman of Activision Publishing, Inc. and President and a director of the Company. Since January 1, 2006, Mr. Doornink serves as Senior Advisor to the Company and as a director.

(12)
Represents the Company's contribution of $2,826 to Mr. Doornink's 401(k) plan, $9,641 of life insurance premiums paid by the Company for the benefit of Mr. Doornink, and a discount of $8,186 recognized on the purchase of common stock pursuant to the Company's Second Amended and Restated 2002 Employee Stock Purchase Plan.

(13)
Represents the Company's contribution of $3,008 to Mr. Rose's 401(k) plan, $555 of life insurance premiums paid by the Company for the benefit of Mr. Rose.

(14)
Represents the Company's contribution of $2,842 to Mr. Rowe's 401(k) and $1,218 of life insurance premiums paid by the Company for the benefit of Mr. Rowe.

(15)
Represents signing bonus of $250,000 and 2006 fiscal year bonus of $37,058 because Ms. Kaminsky achieved specific performance goals fixed by the Compensation Committee at the beginning of the year.

(16)
Represents the Company's contribution of $538 to Ms. Kaminsky's 401(k) plan, $318 of life insurance premiums paid by the Company for the benefit of Ms. Kaminsky, $237,272 of relocation costs paid by the Company for the benefit of Ms. Kaminsky, and $50,328 in mortgage allowance paid to Ms. Kaminsky.

(17)
Mr. Huebner had been Head of Worldwide Studios of Activision Publishing, Inc. until June 5, 2006, when his position was restructured and consolidated under Robin Kaminsky, in her position as Executive Vice President, Publishing.

(18)
Represents signing bonus of $100,000 and 2006 fiscal year bonus of $43,245 because Mr. Huebner achieved specific performance goals fixed by the Compensation Committee at the beginning of the year.

(19)
Represents the Company's contribution of $5,800 to Mr. Huebner's 401(k) plan, $571 of life insurance premiums paid by the Company for the benefit of Mr. Huebner, a discount of $1,764 recognized on the purchase of common stock pursuant to the Company's Second Amended and Restated 2002 Employee Stock Purchase Plan, $64,024 of relocation costs paid by the Company for the benefit of Mr. Huebner, and $75,709 in mortgage allowance paid to Mr. Huebner.

(20)
On December 31, 2005, Mr. Chardavoyne resigned as Executive Vice President and Chief Financial Officer of the Company, after which, Mr. Chardavoyne continued as an employee of Activision Publishing, Inc. until May 26, 2006.

(21)
Represents the Company's contribution of $2,835 to Mr. Chardavoyne's 401(k) plan, $1,950 of life insurance premiums paid by the Company for the benefit of Mr. Chardavoyne, and a discount of $6,863 recognized on the purchase of common stock pursuant to the Company's Second Amended and Restated 2002 Employee Stock Purchase Plan.

(22)
On September 2, 2005, Ms. Vrabeck resigned as President of the Activision Publishing division of the Company, after which, Ms. Vrabeck continued as an employee of Activision Publishing, Inc. until April 1, 2006.

(23)
Represents the Company's contribution of $2,848 to Ms. Vrabeck's 401(k) plan, $1,812 of life insurance premiums paid by the Company for the benefit of Ms. Vrabeck, and a discount of $12,702 recognized on the purchase of common stock pursuant to the Company's Second Amended and Restated 2002 Employee Stock Purchase Plan.

(24)
Includes options to purchase common stock granted in lieu of cash bonuses ("Bonus Options"). Bonus Options are included in the Summary Compensation Table in the fiscal year in which they are earned versus the fiscal year in which they are granted. Bonus Options are typically granted in the fiscal year following the fiscal year on account of which they are earned.

(25)
Represents awards of restricted shares. Upon vesting, each unit automatically converts into one share of Activision common stock, and does not have an exercise price or expiration date.

The following table sets forth information regarding individual grants of options to purchase the Company's common stock during the Company's 2006 fiscal year to each of the Named Executives. All such grants were made pursuant to the Company's equity compensation plans and approved by the Company's Compensation Committee. In accordance with the rules of the SEC, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective ten year option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company's common stock. The hypothetical gains shown in this table are not intended to forecast possible future appreciation, if any, of the stock price.

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term of 10 Years (2)
			% of Total Options Granted to Employees In Fiscal Year (1)			5%	10%
	Securities Underlying Options (#)			Exercise Price ($/Share)
Name					Expiration Date	Aggregate Value	Aggregate Value

Robert A. Kotick	339,687	(3)	3.9%	$13.08	6/20/15	$2,795,624	$7,082,474
Brian G. Kelly	339,687	(3)	3.9%	$13.08	6/20/15	2,795,624	7,082,474
Michael J. Griffith	1,333,334	(4)	15.3%	$12.84	6/15/15	10,773,339	27,280,014
Ronald Doornink	–		–	–	–	–	–
George L. Rose	–		–	–	–	–	–
Michael J. Rowe	–		–	–	–	–	–
Robin Kaminsky	266,667	(5)	3.1%	$10.8075	5/2/15	1,811,336	4,592,672
Charles J. Huebner	333,333	(6)	3.8%	$11.2725	5/16/15	2,362,498	5,989,161
William J. Chardavoyne	26,667	(7)	0.3%	$11.4750	5/24/15	192,402	487,606
Kathy Vrabeck	–		–	–	–	–	–

(1)
Options to purchase an aggregate of approximately 8,728,587 shares of common stock were granted during the fiscal year ended March 31, 2006, and options to purchase approximately 48,337,298 shares of common stock were outstanding as of March 31, 2006. No share appreciation rights were granted to any of the Named Executives during the last fiscal year.

(2)
Based on 277,020,898 shares of common stock outstanding as of March 31, 2006, and the low bid price as of such date of $13.62 per share, holders of common stock as of such date would realize hypothetical gains over the ten year period comparable to the option terms reflected in the above table of $2,374,069,096, assuming a 5% annualized stock appreciation rate, and $6,014,123,696, assuming a 10% annualized stock appreciation rate.

(3)
Stock options were granted at an exercise price equal to the low bid price of the Company's common stock on June 20, 2005, and vest on June 20, 2007. Messrs. Kotick and Kelly received this option grant in connection with a Compensation Committee determination that they had met certain performance goals fixed by the Compensation Committee for fiscal year 2005. Excludes options to purchase 41,682 shares of common stock which were granted to each of Mr. Kotick and Mr. Kelly on April 21, 2006 as a bonus for fiscal year 2006.

(4)
Stock options were granted at an exercise price equal to the low bid price of the Company's common stock on June 15, 2005. Stock options were granted in two tranches of 466,667 shares each and one tranche of 400,000 shares. As to the first tranche of 466,667 shares, such option will vest ratably over the five years beginning June 30, 2006. As to the second tranche of 466,667 shares, such option will vest on June 30, 2010, subject to possible earlier vesting in three equal annual installments if certain performance objectives are achieved for the fiscal years 2007, 2008 and 2009. As to the third tranche of 400,000 shares, such option will vest in its entirety on June 30, 2010. The options were granted to Mr. Griffith in connection with the execution of his employment agreement.

(5)
Stock options were granted at an exercise price equal to the low bid price of the Company's common stock on May 2, 2005 and will vest ratably over five years beginning on May 1, 2006. In addition, the portions of the grant scheduled to vest ratably on the fourth and fifth anniversary will be subject to certain performance based acceleration criteria. The options were granted to Ms. Kaminsky in connection with the execution of her employment agreement.

(6)
Stock options were granted at an exercise price equal to the low bid price of the Company's common stock on May 16, 2005 and will vest ratably over five years beginning on May 16, 2006. The options were granted to Mr. Huebner in connection with the execution of his employment agreement.

(7)
Stock options were granted at an exercise price equal to the low bid price of the Company's common stock on May 24, 2005, 33% vested on May 24, 2005 and the remaining 66% vest ratably over three years beginning on May 24, 2006.

The following table sets forth information concerning the exercise of stock options during fiscal year 2006 by each of the Named Executives and the number and value at the fiscal year ended March 31, 2006 of unexercised options held by said individuals.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End (2)
	Number of Shares Acquired on Exercise
		Value Realized (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Robert A. Kotick	–	–	7,769,432	902,833	$81,793,597	$5,326,694
Brian G. Kelly	–	–	7,414,935	1,039,687	76,338,011	6,429,053
Michael J. Griffith	–	–	–	1,333,334	–	1,266,667
Ronald Doornink	1,266,667	$13,505,664	1,382,130	1,113,425	10,773,615	9,394,795
George L. Rose	62,000	$706,074	126,859	138,793	887,792	807,616
Michael J. Rowe	80,000	$652,400	164,669	286,655	1,223,384	1,870,242
Robin Kaminsky	–	–	–	266,667	–	795,334
Charles J. Huebner	–	–	–	333,333	–	839,166
William J. Chardavoyne	454,619	$2,705,341	8,890	112,434	20,580	744,733
Kathy Vrabeck	596,665	$4,295,603	–	787,991	–	6,780,912

(1)
Market value on the date of exercise, less option exercise price

(2)
Based on the NASDAQ closing sale price of the Company's common stock on March 31, 2006, of $13.79, less the option exercise price.

EMPLOYMENT AGREEMENTS

Robert A. Kotick, Chairman and Chief Executive Officer, and Brian G. Kelly, Co-Chairman, each are parties to an employment agreement with the Company. The contracts are identical in all material respects and terminate on April 1, 2008. Both employment agreements provide that if one executive receives a benefit from the Company that the other executive does not receive, then the Company shall make a cash payment equal to the value of the benefit to the executive who did not receive the benefit. Each contract provides for annual base salaries of $724,730 for the fiscal year ended March 31, 2006 and annual base salary increases of 10% and permits additional increases at the Board and Compensation Committee's discretion. Each executive is also entitled to an annual bonus if the Company achieves financial and business objectives to be agreed upon annually and is eligible for a discretionary bonus. The Company maintains a $2,000,000 renewable term life insurance policy for ten years covering each of Mr. Kotick and Mr. Kelly and naming each executive's estate or other designee as beneficiary.

If either executive's employment is terminated for any reason, the Company will pay his salary through the date of termination or death and any unpaid bonuses for prior fiscal years. If his employment is terminated because of death or because he resigned for "good reason" or was terminated without "cause" (each as defined in their respective employment agreement), the Company will pay the pro rata portion of his bonuses for the current fiscal year. If the executive's employment is terminated because of death, the Company will also pay the executive's estate or beneficiaries an amount equal to 300% of his annual salary for the most recently ended fiscal year. If the executive has resigned for "good reason" or has been terminated without "cause," he will receive a termination payment, equal to the greater of (A) three times the annual salary and bonuses paid or payable for the most recently ended fiscal year, and (B) his salary payable for the unexpired term plus the annual and performance bonuses payable for the remaining term of the agreement (based on his bonuses-to-salary ratio for the two prior fiscal years). If the executive's employment agreement is terminated for any reason other than "cause" (as defined in his employment agreement), all of his options shall vest and be exercisable until the later of the fifth anniversary of such event or May 22, 2010.

Unless Mr. Kotick or Mr. Kelly resigns for good reason or is terminated for cause, the Company and the executive will enter, at the end of his employment, into a four year consulting agreement under which he shall provide services to the Company up to 20 hours per month; shall receive fee compensation equal to 80% of his annual salary the year preceding the end of his employment and certain continuing medical, vacation, expense and office benefits; and may engage in other activities not directly competitive with the Company.

If Mr. Kotick or Mr. Kelly is employed by the Company immediately prior to a "Change of Control" (as defined in the employment agreements), the Company is required to pay him in cash an amount equal to (A) the number of shares of Company common stock underlying each of his outstanding options, times (B) the amount, if any, by which the exercise price of his options or the "Closing Share Value", whichever is less, exceeds the "Initial Share Value" (each as defined in the employment agreements). If the Closing Share Value is greater than the exercise price of his options, then the executive shall have the right either to retain the outstanding options, exercise them, or exchange them for cash equal to the number of shares underlying the options multiplied by the amount by which the Closing Share Value exceeds the exercise price. Upon a Change of Control, all options then held by the executives shall immediately vest and be exercisable for ten years following the Change of Control, and the exercise price of their options will be adjusted to equal the lower of the weighted average exercise price of all of Mr. Kotick's or of Mr. Kelly's options (provided that any options with an exercise price lower than the weighted average exercise price will not be adjusted).

If Mr. Kotick or Mr. Kelly resigns between three and nine months after a Change of Control, the resigning executive will receive: (i) a pro rata portion of his annual and performance bonuses for that fiscal year; (ii) the termination payment due to him as if he had resigned for good reason; and (iii) the continued medical benefits due to him and his family as if he resigned for good reason. If the resigning executive has, or will receive, any compensation or recognize any income which constitutes an "excess parachute payment," the Company will pay all taxes payable by him as a result of the "excess parachute payment" as well as any taxes due on the taxes paid on behalf of him.

The two executives' employment agreements also contain a two (2) year "non-compete" and "non-solicitation" clause. This clause does not apply in the event that the Company fails to pay the executive his termination or Change of Control compensation or otherwise fails to comply with its obligations under the employment agreements during those two years.

Ronald Doornink is party to an employment agreement with Activision Publishing, Inc., which terminates June 30, 2007, and pursuant to which Mr. Doornink served as President of the Company and Chairman of Activision Publishing, Inc. until December 31, 2005. Beginning January 1, 2006, and until June 30, 2007, Mr. Doornink remains an employee of the Company and will serve in an executive advisory role and perform such other services as the Board or Company's management may reasonably request. Mr. Doornink's base salary shall be $250,000 per year. Mr. Doornink may also be eligible for an annual bonus if he and the Company achieve pre-determined financial and business objectives.

If Mr. Doornink's employment is terminated, the Company will pay his salary through the date of his termination. If the termination is due to his death or disability, the Company will pay any unpaid bonuses for prior fiscal years, the pro rata portion of any bonus he has earned for the current fiscal year, and 300% of his annual salary for the most recently ended fiscal year (less any payments received under any Company funded disability insurance plan).

In addition, the Company shall continue medical coverage for him (only if he is terminated for disability) and his family, for two years. The Company has obtained insurance to cover the potential costs arising from payments to be made to the executive, his estate, or his beneficiaries in the event of termination due to his death or disability. If the Company terminates him without "cause" (as defined in his employment agreement), he will receive the same payments and benefits as if the termination was due to his death, except that instead of receiving 300% of his salary, he shall receive 50% of his base salary through June 30, 2007, and 100% of his annual bonuses (based on his bonus-to-salary ratio for the two prior fiscal years) for the remainder of the original term. If Mr. Doornink is terminated without cause, the options he received under his present employment agreement shall vest and be exercisable until the fifth anniversary of his termination, but options issued to him earlier will vest according to their original schedules.

If the Company terminates Mr. Doornink's employment immediately before a "Change of Control" (as defined in his employment agreement), all of his unvested options granted under his original employment contract shall immediately vest and shall remain exercisable for a period of five years after the Change of Control.

Mr. Doornink's employment agreement also contains a "non-compete" and "non-solicitation" clause which is effective during the term of the employment agreement, and the non-solicitation clause will stay in effect for an additional two years after either the end of the term of the employment agreement.

Michael J. Griffith entered into an employment agreement with Activision Publishing, Inc. on June 15, 2005. Under his employment agreement, Mr. Griffith will serve as President and Chief Executive Officer of Activision

Publishing, Inc. until June 30, 2010. The contract provides for an annual base salary of $600,000 for the fiscal year ended March 31, 2006 and annual base salary increases of 8% and permits additional increases at the Board and Compensation Committee's discretion. Mr. Griffith is also entitled to an annual bonus targeted at the amount of his base salary, to be paid in cash, shares of the Company's stock, or options, if the Company achieves certain financial and business objectives to be agreed upon annually.

As an inducement to enter into the employment agreement, Mr. Griffith was granted an option to purchase an aggregate of 1,333,334 shares of the Company's common stock in two tranches of 466,667 options each and one tranche of 400,000 options. The first tranche of 466,667 options will vest ratably over five years, with 20% beginning in 2006. The second tranche of 466,667 options will vest on June 30, 2010, subject to accelerated vesting if Mr. Griffith achieves certain agreed upon performance objectives. The third tranche of 400,000 options will vest on June 30, 2010. All of the options have an exercise price equal to $12.84 per share, the fair market value of the Company's stock on the date of grant. Mr. Griffith was also granted 155,763 shares of restricted stock, which will vest ratably on June 30, 2008, June 30, 2009, and June 30, 2010. In the event that on May 15, 2010, Mr. Griffith's total compensation plus any severance payments received by him has not exceeded $20 million, Activision Publishing will pay Mr. Griffith the shortfall. Total compensation for this purpose includes his cumulative base salary, cumulative annual bonuses, the realized and unrealized gains from any and all stock options issued to him, the market value of all restricted stock grants issued to him plus the amounts realized by him from the sale of any such restricted stock.

If Mr. Griffith's employment is terminated for any reason, the Company will pay his salary through the date of termination or death, any unpaid bonuses for prior fiscal years, the pro rata portion of his annual and performance bonuses for the current fiscal year, and certain business and relocation expenses. If the termination is due to his death or disability, the Company will pay 300% of his annual salary for the most recently ended fiscal year and continue to provide medical insurance for him (in the case of disability) and his family for a two-year period. In the event of death, there will be an immediate vesting of a pro rata portion of the unvested portion of the second and third tranches of options. If the termination is for any other reason, Mr. Griffith will be paid 50% of his base salary through June 30, 2010, and 100% of his annual bonuses (based on his bonus-to-salary ratio for the two prior fiscal years) for the remainder of the original term, if any bonuses are awarded. The Company has obtained a $3,000,000 insurance policy to cover the potential costs arising from payments to be made to Mr. Griffith, his estate, or his beneficiaries in the event of termination due to his death or disability.

If Mr. Griffith is terminated without "cause" (as defined in his employment agreement) or he terminates his employment for good reason (as set forth in his employment agreement), he and the Company will enter into a consulting agreement at the end of his employment, for a period equal to the remaining employment period and an additional two years. For his consulting services, Mr. Griffith shall be paid an amount equal to 50% of his base salary through June 30, 2010 and $250,000 per annum thereafter.

Mr. Tippl entered into an employment agreement with Activision Publishing, Inc. in October 2005 for a term of five years. Under his employment agreement, Mr. Tippl will serve as Chief Financial Officer of Activision Publishing, Inc. The agreement provides for an annual base salary of $450,000 for the fiscal year ended March 31, 2006 and for annual minimum base salary increases of 4%, and permits additional increases in the discretion of the Company's Board of Directors or Compensation Committee of the Board. Mr. Tippl is also entitled to receive an annual discretionary bonus targeted at 75% of the amount of his base salary based on achievement of objectives to be determined. The bonus may be paid, in the sole discretion of the Compensation Committee, in cash, shares of the Company's common stock, or options to purchase the Company's common stock. Mr. Tippl is also entitled to mortgage assistance in the amount of $420,000 to be paid monthly over 60 months.

As an inducement to enter into the employment agreement, Mr. Tippl was paid a signing bonus of $100,000 and granted an option to purchase an aggregate of 800,000 shares of the Company's common stock in two tranches of 266,666 options each and one tranche of 266,667. The first tranche of 266,666 options will vest ratably over five years, with 20% beginning in 2006. The second tranche of 266,666 options will vest on September 30, 2010, subject to accelerated vesting if Mr. Tippl achieves certain performance objectives to be determined. The third tranche of 266,667 options will vest on September 30, 2010. All of the options did have an exercise price equal to the fair market value of the Company's stock on the date of grant. In consideration for abandoning certain long term compensation, pension benefits and related equity participations, Mr. Tippl was also granted 96,712 shares of restricted stock. Such shares of restricted stock vest ratably on September 30, 2008, September 30, 2009, and September 30, 2010.

If Mr. Tippl's employment is terminated for any reason, the Company will pay his salary through the date of termination or death, any unpaid bonuses for prior fiscal years, the pro rata portion of his annual and performance bonuses for the current fiscal year, and certain business and relocation expenses. If the termination is without "cause" (as defined in his employment agreement), the Company will pay 100% of his annual salary from the date of termination through the expiration date of the contract and continue to pay the remaining balance of his mortgage assistance. If the termination is due to his death or disability, the Company will pay 300% of his annual salary for the most recently ended fiscal year and continue to provide medical insurance for him (in the case of disability) and his family for a two-year period. In the event of death, there will be an immediate vesting of a pro rata portion of the unvested portion of the second and third tranches of options and of any unvested portion of the $1,500,000 in restricted stock granted to him pursuant to his employment agreement. The Company has obtained a $2,000,000 insurance policy to cover the potential costs arising from payments to be made to Mr. Tippl, his estate, or his beneficiaries in the event of termination due to his death or disability.

George L. Rose is party to an employment agreement with Activision Publishing, Inc. providing for his employment as Senior Vice President and General Counsel of the Company. Mr. Rose's employment agreement expires on March 31, 2007. Under the agreement Mr. Rose is entitled to an annual base salary of $330,000 beginning March 30, 2005 subject to any increases approved by the Board.

Michael J. Rowe is party to an employment agreement with the Company providing for his employment as Executive Vice President, Human Resources. Mr. Rowe's employment agreement expires on March 31, 2007. Under the agreement Mr. Rowe is entitled to an annual base salary of $350,000 subject to any increases approved by the Board.

Charles J. Huebner is party to an employment agreement with Activision Publishing, Inc. providing for his employment as Head of Worldwide Studios. The initial term of Mr. Huebner's employment agreement continues until May 31, 2007. Under the agreement, Mr. Huebner was entitled to receive an annual base salary of $425,000 and a discretionary bonus targeted at 60% of his base salary. Effective June 5, 2006, Mr. Huebner's position was restructured and consolidated under Robin Kaminsky, in her position as Executive Vice President, Publishing. Mr. Huebner will continue to perform certain duties in furtherance of transitioning his role to Ms. Kaminsky.

Robin Kaminsky is a party to an employment agreement with Activision Publishing, Inc., providing for her employment as Senior Vice President, Global Brand Management. The initial term of Ms. Kaminsky's employment agreement continues until May 31, 2007. Should the Company choose not to extend Ms. Kaminsky's employment agreement past the initial term, it must give notice to such effect at least 120 days prior to the expiration of the initial term. Under the agreement, Ms. Kaminsky is entitled to receive an annual base salary of $350,000 and a discretionary bonus targeted at 60% of her base salary.

William J. Chardavoyne is party to an employment agreement with Activision Publishing, Inc. providing for his employment as Executive Vice President, Finance. Mr. Chardavoyne's employment with the Company terminated on May 26, 2006. Under the agreement, Mr. Chardavoyne was entitled to receive an annual base salary of $380,000 for the fiscal year ending March 31, 2006 and a discretionary bonus targeted at 60% of his base salary.

Kathy Vrabeck is party to an employment agreement with Activision Publishing, Inc. providing for her employment as President, Activision Publishing division. Ms. Vrabeck's employment agreement expired on April 1, 2006. Under her agreement, Ms. Vrabeck was entitled to receive an annual base salary of $515,000 and an annual bonus which was based upon, among other things, the Company achieving certain financial and business objectives. The Company also maintained, while she was employed by the Company, a $2,000,000 term insurance policy or policies for a period of ten (10) years covering Ms. Vrabeck and naming her estate or other designee as beneficiary.

AUDIT COMMITTEE REPORT

During all of the fiscal year ending March 31, 2006, the members of the Audit Committee were Mr. Corti (Chairperson), Ms. Isgur and Mr. Morgado.

The role of the Audit Committee is to assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee, rather than management, is solely responsible for the appointment, compensation and oversight of the Company's independent registered public accounting firm ("independent auditors"), and the independent auditors are required to report directly to the Audit Committee. The Audit Committee serves as an independent and objective party to monitor the Company's financial reporting process and internal control system. In this regard, the Audit Committee devoted a substantial amount of time reviewing the Company's efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee endeavors to maintain free and open communication between the Board, the independent auditors, the individuals engaged in internal audit activities, and the financial and senior management. Consistent with these functions, the Audit Committee encourages continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. Members of the Audit Committee may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant. The Audit Committee is also responsible for reviewing and approving all related party transactions involving the Company and any director, executive officer or family member, other than employment agreements and compensation arrangements. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Activision employees received through established procedures of concerns regarding questionable accounting or auditing matters.

It should be noted that regardless of how well it is designed, any system of controls and procedures can only provide reasonable, and not absolute, assurance that the objectives of the policy are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control systems, there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

The Audit Committee's functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent directors are "independent" under the applicable rules. The Audit Committee occupies a Board-level oversight role, in which it provides advice, counsel, and direction to management and the independent auditors based on the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee's members in business, financial, legal, and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") audited the Company's financial statements for the fiscal years ended March 31, 2004, March 31, 2005 and March 31, 2006. The Audit Committee reviewed and discussed the audited financial statements for fiscal 2006 with the Company's management and with PricewaterhouseCoopers and discussed with PricewaterhouseCoopers the matters required to be discussed by

Statement on Auditing Standards No. 61, Communication with Audit Committees. This review included a discussion with management of the quality, not merely the acceptability, of the Company's accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company's financial statements. The Audit Committee has also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers their independence.

The Audit Committee met quarterly in conjunction with the release of the Company's earnings to discuss the interim financial information contained in each quarterly earnings announcement with the Company's management and with PricewaterhouseCoopers. Further, the Audit Committee Chairperson and periodically other members of the Audit Committee participated in a telephonic conference call including management, PricewaterhouseCoopers and counsel where each addressed, prior to filing, the procedure for the preparation of periodic reports and the compliance as to form and material accuracy of statements made in the periodic quarterly and annual reports. In addition, the Audit Committee reviewed and discussed the Company's quarterly reports filed on Form 10-Q and the annual report filed on Form 10-K with the Company's management.

The Board has determined that each of the members of the Audit Committee meets the independence requirements and the financial literacy standards of the NASDAQ, as well as the independence requirements set forth in the federal securities laws, including the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. Although Mr. Corti is a certified public accountant, the other members of the Audit Committee are not certified public accountants, professional auditors or experts in the fields of accounting and auditing. To fulfill their duties, the members of the Audit Committee must rely on the information provided to them and on the representations made by management and the independent auditors.

Services Provided by the Independent Auditors

The Audit Committee has considered whether PricewaterhouseCoopers' provision of non-audit services is compatible with maintaining the independent auditor's independence and has concluded that it is compatible. In accordance with existing Audit Committee Charter and the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has pre-approved all audit and non-audit services to be provided by PricewaterhouseCoopers. These include audit services, audit-related services, tax services, and other services. In some cases, the Audit Committee has pre-approved services extending up to a year. Such services usually relate to a particular category or group of services and are subject to a specific budget.

Based on the Audit Committee's review and discussions noted above, the Audit Committee has recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended March 31, 2006, for filing with the SEC.

AUDIT COMMITTEE

Robert J. Corti, Chairperson Barbara S. Isgur Robert J. Morgado

Fiscal 2006 Audit Fees, Audit-Related Fees, Tax Fees, All Other Fees

During fiscal 2006, the Company retained PricewaterhouseCoopers to provide services in the following categories and amounts (amounts include out-of-pocket expenses incurred by PricewaterhouseCoopers in connection with providing such services and billed to the Company):

Principal Accountant Fees

	Year ending March 31,
	2006	2005

Audit fees (1)
Worldwide audit fee	$1,410,000	$2,189,000
Statutory audits	208,000	130,000
Accounting assistance and SEC documents	18,000	21,000

Total audit fees	1,636,000	2,340,000

Audit related fees (2)
401k audit	22,000	21,000
Sarbanes-Oxley Act, Section 404 readiness consulting	—	650,000
Accounting and reporting consultation fees	—	—

Total audit related fees	22,000	671,000

Tax fees (3)
Compliance	388,000	242,000
Planning and advice	160,000	195,000

Total tax fees	548,000	437,000

All other fees (4)	23,000	31,000

Total	$2,229,000	$3,479,000

(1)
Audit Fees: This category includes services provided in connection with the annual audit of the Company's financial statements (including required quarterly reviews of financial statements included in the Company's Form 10-Q), services provided in connection with the annual audit of the Company's internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, statutory audits required for certain of the Company's non-U.S. subsidiaries, comfort letters, consents, assistance with and review of documents filed with the SEC and other services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)
Audit Related Fees: This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements. It includes services provided in connection with the annual audit of the Company's 401(k) benefit plan, consulting related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and consultation concerning financial accounting and reporting standards.

(3)
Tax Fees: This category includes services rendered for U.S. and foreign tax compliance and returns, transfer pricing, R&D tax credit and other technical tax consulting.

(4)
Other Fees: This category includes fees for all other services except those described above. For the year ended March 31, 2006, this category includes fees for services provided in connection with subscription to an online research tool and preparation of expatriate employees' tax returns.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of the Company has appointed PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for the current fiscal year ending March 31, 2007. PricewaterhouseCoopers LLP served as the Company's independent registered public accounting firm for fiscal 2004, 2005 and 2006. The Board is requesting ratification by the Stockholders at the Annual Meeting of the appointment of PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

On March 20, 2001, PricewaterhouseCoopers LLP was engaged as the Company's independent auditors. During the Company's three most recently completed fiscal years, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there were no reportable events as described in Item 304 of Regulation S-K.

Stockholder approval is not required for the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm because the Board and the Audit Committee have the responsibility for selecting auditors. However, the appointment is being submitted for ratification at the Annual Meeting and requires the affirmative vote of a majority of the votes cast. In the event the Stockholders fail to ratify the appointment, the Board will reconsider its selection for the next fiscal year. Even if the appointment is ratified, the Board, on advice of the Audit Committee, in its discretion, may, if circumstances dictate, direct the appointment of a different independent registered public accounting firm at any time during the year if the Board, on advice of the Audit Committee, determines that such a change would be in the Company's and its Stockholders' best interests.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required for approval of Proposal 2.

The Board recommends that you vote FOR the ratification
of the appointment of PricewaterhouseCoopers LLP.

PROPOSAL 3

STOCKHOLDER PROPOSAL

The General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201, which states that it owns 95,398 shares of the Company's common stock, has notified Activision in writing that it intends to present a resolution for action by the stockholders at the 2006 Annual Meeting. The text of the resolution and the supporting statement submitted by the stockholder are as follows:

"DIVERSITY ON THE BOARD OF DIRECTORS–2006
Activision

WHEREAS

Activision currently has a distinguished board of eight people, all of whom are white and one of whom is female.

We believe that our Board should take every reasonable step to ensure that women and persons from minority racial groups are in the pool from which Board nominees are chosen; therefore be it

RESOLVED that the shareholders request the Board:

  1.
  in connection with its search for suitable Board candidates ensure that women and persons from minority racial groups are among these it considers for nomination to the Board.

  2.
  Publicly commit itself to a policy of board inclusiveness, including steps to be taken and a timeline for implementing that policy.

  3.
  Report to shareholders, at reasonable expense, by December 2006:

  a.
  On its efforts to encourage diversified representation on the board;

  b.
  Whether, in the Nominating and Corporate Governance committee's procedures, diversity is included as a criterion in selecting the total membership of the Board

SUPPORTING STATEMENT

The charter for our company's Nominating and Corporate Governance Committee gives it the responsibility to "actively seek and evaluate individuals qualified to become board members for recommendation to the Board."

In response to the recent corporate scandals, the U.S. Congress (Sarbanes-Oxley Act), the stock exchanges, and the SEC have each taken actions to enhance the independence, accountability and responsiveness of corporate boards, including requiring greater board and committee independence.

As companies seek new board members to meet the new independence standards, there is a unique opportunity to enhance diversity on the board. We believe that the judgments and perspectives that women and members of minority groups bring to board deliberations improve the quality of board decision-making and will enhance business performance by enabling a company to respond more effectively to the needs of customers worldwide.

Increasingly, institutional investors have supported a call for greater board diversity. For example, in 2002 the $21 billion Connecticut Retirement Plans and Trust Funds launched a Board Diversity Initiative. "It has been shown that added diversity and independence helps a company's bottom line, increasing diversity in the boardroom to better reflect a company's customers and community is ultimately in the best interest of shareholders and our economy," said Connecticut State Treasurer, Denise Nappier.

We urge the Board to enlarge its search for qualified members by casting a wider net."

COMPANY'S STATEMENT IN OPPOSITION

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal for the following reasons:

The Company's Board of Directors opposes this proposal. In the selection of candidates for Board membership, the Board seeks to select and recommend the best qualified persons based on their individual talents, experience and abilities without regard to race, religion, national origin or gender. In the Board's judgment, providing reports or establishing formalistic procedures and arbitrary deadlines would not enhance the current Board selection process and would therefore not serve stockholder interests.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required for approval of Proposal 3.

The Board recommends that you vote AGAINST this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of common stock and other equity securities of the Company.

To the Company's knowledge, based solely upon a review of the copies of Section 16(a) forms filed with the SEC and written representations from certain reporting persons that no Forms 5 were required, the Company believes that during the fiscal year ended March 31, 2006, all filing requirements pursuant to Section 16(a) of the Exchange Act applicable to the Company's executive officers, directors and greater than 10% beneficial owners were complied with, except that Messrs. Corti, Morgado, Nolan and Sarnoff and Ms. Isgur failed to file reports on Form 4 on a timely basis with respect to one transaction each.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, Stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the 2007 Annual Meeting of Stockholders by submitting their proposals to the Company in a timely manner. In order to be so included for the next Annual Meeting, Stockholder proposals must be received by the Company no later than March 29, 2007 and must otherwise comply with the requirements of Rule 14a-8.

FINANCIAL AND OTHER INFORMATION

The Company's Annual Report for the fiscal year ended March 31, 2006, including financial statements, accompanies this proxy statement. The Annual Report is not a part of the proxy solicitation materials.

OTHER MATTERS

The Board knows of no matters other than those described in this proxy statement that are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote the proxies received by them in accordance with their best judgment with respect to all such matters.

STOCKHOLDERS ARE URGED TO FORWARD THEIR PROXY CARDS WITHOUT DELAY.
A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

By Order of the Board of Directors,

George L. Rose Secretary

V    FOLD AND DETACH HERE AND READ THE REVERSE SIDE    V

PROXY

ACTIVISION, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned Stockholder of Activision, Inc., a Delaware corporation (the "Company"), hereby appoints Robert A. Kotick and Brian G. Kelly and each of them, as proxy for the undersigned, with full power of substitution, to vote and otherwise represent all the shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, September 14, 2006 at The Beverly Hills Hotel, 9641 Sunset Boulevard, Beverly Hills, California 90210, and at any adjournment(s) or postponement(s) thereof, with the same effect as if the undersigned were present and voting such shares, on the matters and in the manner set forth below and as further described in the accompanying proxy statement. The undersigned hereby revokes any proxy previously given with respect to such shares. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying proxy statement and Annual Report.

(Continued, and to be marked, dated and signed, on the other side)

V    FOLD AND DETACH HERE AND READ THE REVERSE SIDE    V

Please mark your votes like this ☒

PROXY

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES AND THE PROPOSALS AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

			FOR all nominees listed below	WITHHOLD AUTHORITY to vote for all nominees listed below
1. The election of the following persons as Directors of the Company to serve for the respective terms as set forth in the accompanying proxy statement.			☐	☐
(To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below)
01 Robert A. Kotick	02 Brian G. Kelly	03 Ronald Doornink
04 Robert J. Corti	05 Barbara S. Isgur	06 Robert J. Morgado
07 Peter J. Nolan	08 Richard Sarnoff
		FOR	AGAINST	ABSTAIN
2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2007.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Approval of the stockholder proposal.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	To vote and otherwise represent the shares on any other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof, in their discretion.	☐	☐	☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING.			☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Dated	, 2006

NOTE: Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, or as an officer signing for a corporation, please give full title under signature.

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GENERAL
RECORD DATE AND QUORUM
REQUIRED VOTES
PROXIES
COSTS OF PROXY SOLICITATION
PROPOSAL 1 ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
Services Provided by the Independent Auditors
Fiscal 2006 Audit Fees, Audit-Related Fees, Tax Fees, All Other Fees
PROPOSAL 2
PROPOSAL 3